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                                 SENIOR EXECUTIVE TERMINATION AGREEMENT


        THIS AGREEMENT, between CONTINENTAL BANK CORPORATION, a
Delaware corporation (hereinafter called the "Company"), and MICHAEL E. O'NEILL (hereinafter called the "Employee"), dated as of the 26th day of July, 1993.


                                          W I T N E S S E T H:


        WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that the key management personnel of the Company and Continental Bank, N.A. (the "Bank"), a wholly-owned subsidiary of the Company, be encouraged to remain with the Company and the Bank, and to continue to devote full attention to the Company's and the Bank's business in the event an effort is made to obtain control of the Company through a tender offer or otherwise. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Although no such change in control is currently anticipated, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's and the Bank's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company;

        WHEREAS, the Employee is a key employee of the Company and the Bank;

        WHEREAS, the Company believes the Employee has made valuable contributions to the Company and the Bank;

        WHEREAS, should the Company receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, the Company, the Board believes it imperative that the Company and the Board be able to rely upon the Employee to continue in his position, and that the Company be able to receive and rely upon his advice, if so requested, as to the best interests of the Company and its stock-holders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and




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        WHEREAS, should the Company receive any such proposals, in addition to the Employee's regular duties, the Employee may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;

        NOW, THEREFORE, to ensure the Company and the Bank that they will have the continued undivided attention and services of the Employee and the availability of the Employee's advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Employee to remain in the employ of the Company and the Bank, and for other good and valuable consideration, the Company and the Employee agree as follows:

        1.    Change in Control

              For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 [the "Exchange Act"], as in effect on the date hereof), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or
              (B) at any time less than a majority of the members of the Board shall be persons who were either nominated for election by the Board or were elected by the Board; or
              (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        2.    Termination Following Change in Control

              (a) If any of the events described in Section 1 hereof constituting a Change in Control of the Company shall have occurred, the Employee shall be entitled to the benefits set forth in Sections 4, 5, 6 and 7 hereof upon any termination of the Employee's


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                   employment by the Company or the Bank within
                   two years following a Change in Control for any reason except the following:

                        (i) Termination by reason of the Employee's death, provided the Employee has not previously given a "Notice of Termination" pursuant to Section 3 hereof;

                        (ii) Termination by reason of the Employee's "disability". For the purposes of this Agreement, disability shall be defined as the Employee's inability by reason of physical or mental illness or other physical or mental disability to substantially perform the duties required by the position held by the Employee at the inception of such illness or disability for any consecutive six month period unless within 30 days after written notice of termination is thereafter given by the Company to the Employee, the Employee shall have returned to the full time performance of his duties;

                        (iii) Termination by reason of retirement on or after normal retirement age in accordance with and under the Continental Employees Pension Plan (the "Pension Plan") (or any plan in substitution thereof); or

                        (iv) Termination for "cause". For purposes of this Agreement, "cause" shall mean when in the judgment of the Board, the Employee has
                                   (A) willfully and continually failed to
                                   substantially perform his duties or (B)
                                   engaged in misconduct materially
                                   detrimental to the best interests of the Company or the Bank or which is illegal or unethical; provided that, termination for cause based on the Employee's willful and continued failure to substantially perform his duties shall not be effective unless the Employee shall have received written notice from the Chairman of the Board of Directors of such failure and demand for substantial performance 30 days prior to such termination and the Employee has failed after receipt of such notice to resume the diligent performance of his duties. Examples of the types of misconduct which would be considered materially detrimental or illegal or unethical and justifying termination for


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                                   cause include embezzlements,
                                   fraud, payoffs, kickbacks,
                                   illegal political
                                   contributions, and the like.

                (b) The Company shall also provide the Employee with the benefits set forth in Sections 4, 5, 6 and 7 upon any termination of employment with the Company or the Bank by the Employee for "Good Reason" within two years after a Change in Control. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following events without the Employee's consent:

                        (i) The assignment of the Employee to any duties substantially inconsistent with his position, duties, responsibilities or status with the Company or the Bank immediately prior to the Change in Control or a substantial reduction of the Employee's duties or responsibilities, as compared with the duties or responsibilities immediately prior to the Change in Control;

                        (ii) A reduction by the Company in the amount of the Employee's base salary as compared to that which was paid immediately prior to the Change in Control;

                        (iii) The failure by the Company to continue to provide the Employee, as compared to the majority of employees of the Company or the Bank with similar duties and responsibilities as the Employee, with substantially similar bonus and incentive compensation opportunities under its Management Incentive Plan, Performance Incentive Plan or any successor bonus plans thereto, as applicable to the Employee (herein called, together with any predecessor bonus plan, the "Short-Term Plan"), or, if applicable, to the Employee, any bonus plan relating to a specific business area ("Business Area Plan"), or its 1991 Equity Performance Incentive Plan or any other long-term incentive compensation plan, including, without limitation, stock option plans, or substantially similar benefits under the Company's benefit programs, such as any of the Company's pension, life insurance,




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                                   medical, health or disability
                                   plans in which he was
                                   participating at the time of
                                   the Change in Control;

                        (iv) Requiring the Employee to be transferred outside the metropolitan area of the location of his assignment at the time of the Change in Control, except for a transfer to the Chicago standard metropolitan statistical area;

                        (v) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 10 hereof; or

                        (vi) Any breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out its obligations hereunder.

        3.      Notice of Termination

                Any termination of the Employee's employment by the Company or the Bank as contemplated by Section 2(a) or by the Employee as contemplated by Section 2(b) shall be communicated by written "Notice of Termination" to the other party hereto. Any "Notice of Termination" shall indicate the effective date of termination which shall not be more than 30 days after the date the Notice of Termination is delivered (the "Termination Date"), the specific provision in this Agreement relied upon, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

        4.      Termination Benefits

                Subject to the provisions of Sections 2, 8 and 12, the following payments (subject to any applicable payroll or other taxes required to be withheld) and benefits shall be paid and provided to the Employee:

                (a)     Compensation

                        The sum of (i) two times the greater of the Employee's effective annual base salary at the Termination Date or the Employee's effective annual base salary immediately prior to the Change in Control payable in 24 equal monthly install-ments on the first day of each month after the Termination Date, provided that such payments shall cease after the month in which the Employee


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                        reaches normal retirement age in
                        accordance with the Pension Plan, plus
                        (ii) two times an amount determined by
                        multiplying the Employee's effective
                        annual base salary used in the
                        computation under subsection (i) above by the average percentage for the last two years prior to the Date of Termination of the Employee's award under the Short-Term Plan or, if applicable, under the Business Area Plan, to the Employee's base salary for each such year, payable in a lump sum within 30 days after the Termination Date; provided, that, if because of eligibility requirements with respect to length of employment, the Employee only received an award under the Short-Term Plan or, the Business Area Plan, for one year prior to the Date of Termination, then the percentage of the Employee's award under the Short-Term Plan or the Business Area Plan, to the Employee's base salary for that one year shall be used in making the calculation under this subsection (ii); and further, provided, that if because of eligibility requirements with respect to length of employment, the Employee has not received any awards under the Short-Term Plan or the Business Area Plan for the two year period prior to the Date of Termination, then the percentage of base salary to be used in making the calculation under this subsection (ii) shall be the average percentage of awards under the Short-Term Plan to base salary for such two year period of employees with the same title as the Employee or if there are no such employees, then the average percentage of awards under the Short-Term Plan to base salary for such two year period of the other employees who are also entering into agreements like this Agreement with the Company.

                (b)     Insurance Benefits, Etc.

                        Until two years after the Date of Termination, the Employee shall be entitled to participate in all life insurance, medical, health, and disability plans, programs or arrangements as if he had remained in the employment of the Company, to the extent such plans, programs, or arrangements are offered by the Company during such two year period. In the event that the Employee's


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                        participation in any such continuing
                        plan, program or arrangement is not
                        directly permitted by the provisions of
                        these plans, programs or arrangements,
                        the Company shall arrange, at its
                        expense, to provide the Employee with
                        substantially similar benefits.

        5.      Other Benefits

                Subject to the provisions of Sections 2 and 12, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid or provided to the Employee;

                (a)     Retirement Benefits

                        For purposes of this Agreement, the Employee shall be deemed, to be completely vested under the Pension Plan and all supplemental non-qualified plans (and any successor plans), in effect immediately prior to the Change in Control (collectively the "Retirement Plans"), regardless of the Employee's actual vesting service credit thereunder. In addition, the Employee shall be deemed to earn service credit for benefit calculation purposes thereunder for the period of two years from the Termination Date or until December 31 of the year in which he reaches age 65, whichever is the shorter period, and the compensation used in making such benefit calculation shall be the compensation paid to the Employee pursuant to Section 4(a)(i). In addition, the Employee shall receive all other benefits under the Retirement Plans that he would have received had he continued in the employ of the Company for two years following his termination or until normal retirement age under the Retirement Plans, whichever is earlier, including, without limitation, all ancillary benefits, such as early retirement and survivor rights and all other benefits available at retirement. Any part of the foregoing retirement benefits which are not paid through the Retirement Plans shall be paid by the Company. With the consent of the Employee, the Company's obligation under this Section 5(a) may be satisfied by the purchase of an individual retirement annuity providing the foregoing retirement benefits calculated in accordance with the provisions of the Retirement Plans in effect as of the date of Change in Control.


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                (b)     Savings Incentive Plan Benefits

                        The Employee shall be paid in cash within six weeks following the end of the calendar quarter ending after the Termination Date or such other time(s) as may be mutually agreed upon, an amount equal to the basic Company matching contributions under the Continental Employees Savings Incentive Plan and Trust (the "Savings Incentive Plan") which would have accrued to the benefit of the Employee during the two year period from the Termination Date or until December 31 of the year in which he reaches age 65, whichever is the shorter period, based on the assumption that the Corporation would be contributing an amount equal to 50% of the Employee's deferral of 4% (or such lesser amount as may be the maximum deferral permitted under the Internal Revenue Code of 1986) of his base salary annually as determined under
                        Section 4(a)(i) hereof.

                (c)     Executive Outplacement Counseling

                        Upon written request of the Employee within two years from the Termination Date, the Company shall engage an outplacement counseling service of national reputation to assist the Employee in obtaining employment. The Employee shall be entitled to only one such engagement of an outplacement counseling service.

        6.      Payment of Certain Costs

                If a dispute arises regarding a termination of the Employee or the interpretation or enforcement of this Agreement, subsequent to a Change in Control, all of the reasonable legal fees and expenses incurred by the Employee in contesting any such termination or obtaining or enforcing any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company.

        7.      Make-Whole Payments

                (a) If any payment which is in the nature of compensation and is payable to the Employee by the Company (or any subsidiary thereof) under this Agreement or otherwise (a "Payment") is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar federal, state, local or other law (an "Excise Tax"), then the Company shall pay to the Employee an additional amount (the "Make-Whole Amount") which, after payment of all income,


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                        payroll, and excise taxes thereon is equal to the
                        Excise Tax. For purposes of determining the Make-Whole Amount, the Employee shall be deemed to be taxed at the highest marginal rate under all applicable local, state, and federal income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the receipt by the Employee of the Payment with respect to which such Excise Tax relates.

                (b) All calculations under Section 7(a) shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Employee to enable the Employee to timely file all applicable tax returns. Upon request of the Employee, the Company shall provide the Employee with sufficient tax and compensation data to enable the Employee or his tax advisor to independently make the calculations described in
                        Section 7(a) and the Company shall reimburse the Employee for reasonable fees and expenses incurred for any such verification. If the Employee gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of the Employee's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Employee the Make-Whole Amount as determined by it in good faith. The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Employee owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel. At the request of the Company, the Employee shall take all reasonable steps to appeal any adverse determination by a Tax Authority with respect to any Excise Tax; provided that the Company advances to the Employee all reasonable legal fees, costs, and other expenses incurred in such appeal. Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Employee in a manner consistent with this Section 7 with respect to any additional Excise Tax and any assessed interest,


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                        fines, or penalties.  If any Excise Tax as
                        calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Employee shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Employee on such excess which is not offset by the tax benefit attributable to the repayment.

        8.      Mitigation

                (a) The Employee is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

                (b) If the Employee is employed (including self-employment) by any business which is in direct competition with the business of the Company or its subsidiaries in the locations in which the Company's or its subsidiaries' business is being conducted or will be conducted from time to time within two years after the Termination Date, then the amount of any prospective payments provided for in Section 4(a)(i) shall be reduced by any base salary or other similar form of compensation (except for incentive compensation) earned by the Employee as the result of such other employment including any voluntary deferral of such base salary or similar form of compensation, within two years after the Termination Date. The Employee shall be required to return compensation paid to the Employee pursuant to Section 4(a)(ii) hereof to the extent that the Employee earns any incentive compensation from such other employment, including voluntary deferrals of such incentive compensation by the Employee, within two years of the Termination Date.

                (c) Any benefits provided in Section 4(b) shall be reduced upon other employment (including self-employment), whether or not the other employment is in direct competition with the business of the Company or its subsidiaries, to the extent any such benefit is substantially provided for in connection with the new employment. The benefit payments provided for in Section 5 or 6 shall not be reduced except as provided for in Section 7 hereof.

                (d) The Employee hereby agrees to notify the Company promptly upon obtaining any other employment and provide any information with respect thereto which is reasonably requested by the Company.

        9.      Services During Certain Events

                For purposes of this Agreement, a "potential Change in Control" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control (as defined in Section 1 hereof), (B) any person (as defined in Section 1 hereof), including the Company, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (C) any person becomes the beneficial owner (as defined in Section 1 hereof), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control has occurred. The Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a potential Change in Control, he will remain in the employ of the Company until the earliest of (A) a date which is six months from the occurrence of such potential Change in Control, (B) the termination by the Employee of employment by reason of disability or retirement (at the Employee's normal retirement age), or (C) the occurrence of a Change in Control.

        10.     Successors

                (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consoli-dation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee were to terminate employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

                (b) For purposes of this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                (c) This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or, if there be no such designee, to the Employee's estate.

        11.     Notices

                For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                        If to the Employee:

                                   Michael E. O'Neill
                                   307 Melrose Avenue
                                   Kenilworth, Illinois  60043

                        If to the Company:

                                   Continental Bank Corporation
                                   231 South LaSalle Street
                                   Chicago, Illinois  60697
                                   Attention:  General Counsel

                or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        12.     Governing Law

                Notwithstanding any other provision of this Agreement, payments under this Agreement shall be limited to the extent required by any law or regulation applicable to the Company or the Bank, including, without limitation, the Comprehensive Thrift and Bank Fraud Prosection and Taxpayer Recovery Act of 1990. The validity, inter-pretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

        13.     Entire Agreement

                No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representa-tions, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

        14.     Separability

                The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agree-ment, which shall remain in full force and effect.

        15.     Non-assignability

                This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section
                10. Without limiting the foregoing, the Employee's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 15 the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

        16.     Term of Agreement

                This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1995, provided that, as of December 31, 1993 and each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year (but not beyond the Employee's attainment of normal retirement age under the Pension Plan) unless, not later than ninety days prior to such December 31, either party has given notice that such party does not wish to extend the term that the expiration of this Agreement shall not affect the rights or obligations of the Company or the Employee arising from a Change in Control occurring prior to the expiration of the Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                              CONTINENTAL BANK CORPORATION


                                                 By:  /s/ Thomas C. Theobald


                                              Title:  /s/ Chairman


                                                      /s/ Michael E. O'Neill
                                                      MICHAEL E. O'NEILL